EXHIBIT 99.1

Internal Memorandum

Date: March 29, 2005
To:	All TechOps Employees

From:	Tony Charaf, Senior Vice President - Technical Operations

Subject:	Contributing to Delta’s momentum toward long-term viability

As I have shared with you during the past weeks and months, Technical Operations has been doing its part to determine how we will help Delta become the right airline for the new era. We have examined, researched, compared and analyzed many of our business functions to determine what the TechOps division should look like going forward to support the “new” Delta. We have benchmarked our costs and competencies against our competitors to ensure we can aggressively compete against other carriers of all types. And we have conducted this review based on a strict standard that Delta’s high levels of safety, quality and compliance must remain our first priority.

To that end, and after careful consideration, we are moving forward with three key transformation initiatives for Delta TechOps that we expect will achieve total savings of approximately $240 million over five years:
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First, we will partner with two well-known and respected suppliers for heavy maintenance work, resulting in a 34 percent cost reduction. Delta will partner with Avborne, located in Miami, Florida, to conduct work on our MD-88 and MD-90 fleet types and with Air Canada Technical Services, located in Vancouver, British Columbia, Canada, to conduct work on our 757 and 767 fleet types. Consistent with our industry-leading reputation, safety, quality and compliance were not negotiable during our conversations with our new vendors. The integrity of these three standards will remain our No. 1 guiding principle as we begin partnering with our new vendors to maintain the reputation and operational reliability of Delta maintenance. We have already taken steps to ensure this by discussing a rigorous oversight plan with the FAA and, in addition, Delta will be responsible for monitoring proper execution of our maintenance program by the vendors.

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Second, we will begin shifting Package Service Visits (PSVs) and Letter Checks from our Tampa hangar to Atlanta to fill capacity created at Atlanta when heavy maintenance visits are transitioned to our new partners. Delta will not completely remove its presence at the Tampa hangar, but will continue to perform some Line Maintenance and Ground Service Equipment (GSE) work.

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And third, we will continue to concentrate competitive work in our primary base in Atlanta with the addition of a new Song mod line, the restart of two Cabin Condition Program lines and continued in-house maintenance of our large fleet of JT8D-219 engines. As you know, we conducted the same analysis on the JT8D-219 engines as was conducted on heavy maintenance. But after a diligent, fact-based analysis, we determined that the numbers were not compelling enough to send outside. Therefore, the 219 engines will be kept in-house.

While we expect to be able to accomplish $240 million in savings through our new partnerships and the reallocation of resources from the Tampa hangar, our transformation will not be achieved without sacrifices by TechOps people. As Delta announced last September, 6,000 to 7,000 positions must be eliminated throughout the company as part of the transformation process. The moves outlined above will contribute to TechOps’ previously announced portion (1,600 - 2,000) of this target.

I want you all to know that the quality, professionalism, commitment and loyalty of our people are not in question. In the end, what must be addressed is our viability. We must review our options to survive, to make certain we are doing what we can to keep this airline going.

Many airlines have already taken the steps Delta is taking today, and I believe many more will follow. Our costs must be reduced and we must remain competitive. In order to accomplish this, we must not stick our head in the sand and pretend that the airline business hasn’t changed. Instead, we must acknowledge how the industry is evolving, identify trends and make decisions which contribute to Delta’s return to viability.

While the transformation of TechOps is challenging, all across Delta you can see the company’s transformation plan at work as each division makes its own contributions to viability. Already we have de-hubbed our Dallas/Fort Worth operation, simplified our SkyMiles program, introduced SimpliFares, announced the closure of two Reservations facilities, outsourced several HR-related functions, simplified and improved our in-flight food products and successfully implemented Operation Clockwork.

TechOps takes a big step today towards helping Delta become competitive in a permanently changed environment - but there is still work to do. We must strive to make Technical Operations a successful business unit, and find the right structure for TechOps to support the needs of Delta. Moving forward, we will focus our energies on work we perform well, and use that competitive posture as a platform for growth. We will continue to aggressively market our MRO capabilities and pursue new Delta TechOps customers where it makes financial sense to do so. And we will accomplish all of this through thoughtful deliberation and employee engagement.

I believe that a better, stronger future for TechOps is not only possible - it is very likely. If we are willing to work together, make some tough decisions and dedicate ourselves to making this organization best in class, the future can be a bright one for the people of Technical Operations.

Our priorities remain the same: safety, operational reliability and our people. The upcoming months will be challenging for each of us, and I pledge to you, on behalf of the Technical Operations leadership team, we will do what we can to make this time of transition just a little bit easier by presenting you with options, providing open and honest communication and listening to your feedback. We are faced with a challenge - of that there is no debate. But I believe this is a turning point for the Technical Operations team. We will continue to work towards making Delta viable. We will be bold. We will be dynamic in our thinking. And we will chart our own course as we continue to work towards the Delta solution.

Tony